Exhibit 99.1

 Merrill Lynch Reports Highest Third Quarter Net Earnings in Company's History;
   $1 Billion, or $1.04 Per Diluted Share; Year-to-Date 2003 Earnings Exceed
                                 Full-Year 2002

    NEW YORK--(BUSINESS WIRE)--Oct. 14, 2003--Merrill Lynch (NYSE:
MER) today reported net earnings of $1.04 billion for the third quarter of 2003, up 50% from $693 million in the third quarter of 2002 and slightly higher than the strong 2003 second quarter. These are Merrill Lynch's highest-ever third quarter earnings and the second-best quarterly earnings in the company's history. Third quarter 2003 earnings per diluted share were $1.04, compared with $0.73 for the year-ago period. The third quarter annualized return on average common equity was 16.5%, up from 12.7% in the prior-year quarter.

    Third quarter 2002 and second quarter 2003 results included $115 million after-tax, or $0.12 per diluted share, and $36 million after-tax, or $0.04 per diluted share, respectively, related primarily to September 11-related net recoveries. Results for the 2003 third quarter include a $13 million after-tax, or $0.01 per diluted share, September 11-related net recovery.


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


    Third quarter net revenues were $5.1 billion, up 16% from the 2002 third quarter. The third quarter pre-tax profit margin rose to 29.8%, more than five percentage points higher than the 24.2% reported for the year-ago quarter.

    "Merrill Lynch had another excellent quarter in an environment that remains challenging," said Stan O'Neal, chairman and chief executive officer. "We grew earnings substantially from the year-ago quarter, and even exceeded the very strong results we posted in the second quarter. This performance demonstrates continued progress developing a portfolio of businesses that can enhance earnings consistency by generating diverse revenues from multiple asset classes, client segments and geographic regions. We continue to invest in a number of strategic growth initiatives while maintaining a commitment to disciplined execution."

    Net earnings for the first nine months of 2003 were $2.7 billion, 39% higher than the first nine months of 2002, as net revenues increased 6%, to $15.2 billion. The first nine months' pre-tax margin of 26.2% in 2003 was more than five percentage points higher than the 20.9% achieved in the 2002 period. Non-compensation expenses were reduced by $271 million, or 7%, excluding the impact of net recoveries and research-related expenses. The year-to-date annualized return on average common equity was 15.2%, up from 12.5% in the prior-year period.

    Business Segment Review:


September 11-Related Net Recovery
---------------------------------
The September 11-related net recovery in the third quarter of 2003 included a partial pre-tax insurance recovery of $25 million, offset by September 11-related costs of $4 million. The insurance recovery represented a partial business interruption settlement for GMI and was recorded as a reduction of expenses in that segment. The costs were booked in the Corporate segment.


Global Markets and Investment Banking (GMI)
-------------------------------------------
GMI achieved strong year-over-year growth in net revenues and profits, and a record pre-tax profit margin for the second successive quarter. GMI demonstrated that it has diversified revenues within and among asset classes, leveraging extensive client relationships and product capabilities. Additionally, GMI's scale and distribution advantages led to increased revenues in equity products as market conditions improved.


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


    -- GMI's third quarter pre-tax earnings were $1.0 billion, up 88% from the year-ago quarter, on net revenues that increased 29%, to $2.5 billion. Excluding the net recoveries in both periods, pre-tax earnings doubled from the 2002 third quarter. On the same basis, the pre-tax margin was 40.1%, over 14 percentage points higher than the year-ago quarter. GMI's net revenues and pre-tax earnings declined from second quarter levels, due primarily to the less robust debt markets environment which offset improved equity markets revenues.

    -- Despite a more challenging interest rate environment, GMI's debt markets net revenues increased substantially from the prior-year quarter, with strong growth in credit products, principal investments and foreign exchange as well as a solid performance in interest rate trading.

    -- Net revenues in GMI's equity business increased from both the year-ago quarter and the 2003 second quarter, and were the highest in six quarters. The improvements from the year-ago and the prior quarters were achieved across all components of equity trading, origination and financing activities.

    -- Merrill Lynch's investment banking net revenues rose strongly from the year-ago quarter, primarily due to increased equity and debt origination activity, and were essentially unchanged from the second quarter.

    -- To further the execution of its client-focused growth strategy, GMI implemented a new organization structure that combines debt and equity sales and trading capabilities-- and aligns relationship managers and capital markets professionals across debt, equity and advisory services. This structure enhances Merrill Lynch's ability to integrate ideas, products and capital into innovative, value-added solutions for a wide range of clients.

    -- GMI's year-to-date pre-tax earnings were $2.9 billion, up 60% from the prior year period, on net revenues that rose 18%, to $7.8 billion. The year-to-date pre-tax profit margin increased to 37.4%, nearly ten percentage points higher than the first nine months of 2002.



Global Private Client (GPC)
---------------------------
GPC achieved its highest pre-tax earnings in fourteen quarters and a record pre-tax margin. This strong performance reflects growth in client transaction activity, increased demand for fee-based services and credit products, and continued operating discipline.


    -- GPC's third quarter pre-tax earnings of $466 million were 47% higher than the third quarter of 2002, and up 37% from the 2003 second quarter. Excluding the net recovery in the 2002 third quarter, GPC pre-tax earnings increased 61% from the prior year. Net revenues increased 11% from the year-ago quarter and 8% from the 2003 second quarter, to $2.3 billion. The third quarter pre-tax margin rose to 20.2%, five percentage points higher than the year-ago quarter. The third quarter margin exceeds an important financial performance objective for GPC.


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

    -- GPC continued to diversify revenues, and fee-based revenues were higher than in the 2003 second quarter as the result of improved equity markets. Net inflows into annuitized products continued at a strong pace at $7 billion during the quarter. These products are meeting client demand for managed account and fee-based services, and are well-positioned to deliver improved revenues, both from new business and asset appreciation, if equity market values continue to improve. Total assets in GPC accounts increased 9% from the year-ago quarter, to $1.2 trillion, of which 17.4% were in asset-priced accounts.

    -- The financial performance of GPC's non-U.S. business continues to improve. The pre-tax profit margin of this business is now comparable to that of the U.S. business.

    -- GPC increased its recruiting of top quality Financial Advisors and trainees, adding 75 Financial Advisors in the United
        States during the quarter, bringing the global total to 13,400. This is the first quarterly increase in Financial
        Advisors for eleven quarters.

    -- For the first nine months of 2003, GPC's pre-tax earnings were $1.1 billion, up 15% from the year-ago period, on net revenues that declined 2%, to $6.5 billion. Despite the revenue decline, GPC's year-to-date pre-tax profit margin improved to 16.4%, up from 14.0% reported for the first nine months of 2002, due to a $254 million, or 4%, reduction in non-interest expenses.




Merrill Lynch Investment Managers (MLIM)
----------------------------------------
MLIM reported its first sequential quarter increase in net revenues in over two years, and solid pre-tax earnings growth. Leveraging strong investment performance to grow distribution is central to MLIM's operating philosophy.


    -- MLIM's pre-tax earnings for the third quarter were $77 million, up 15% from the year-ago quarter. Net revenues declined 2%, to $352 million, but increased 7% from the 2003 second quarter. Non-interest expenses were reduced from the prior year quarter, enabling MLIM to increase its pre-tax margin by over three percentage points, to 21.9%. That pre-tax margin is also nearly two percentage points higher than the second quarter.

    -- MLIM funds continued to demonstrate superior relative investment performance. For the 1-, 3- and 5-year periods ended August 2003, more than 70% of MLIM's global assets under management were ahead of their benchmark or category median.

    -- Market appreciation and positive currency movements resulted in a net increase in MLIM assets under management of $21 billion, or 5%, to $473 billion, from the year-ago quarter.

    -- MLIM's year-to-date pre-tax earnings were $189 million, down 30% from the prior-year period, on net revenues that declined 16%, to $1.0 billion. The year-to-date pre-tax profit margin was 18.5%, compared to 22.2% for the first nine months of 2002. The 2002 results included a pre-tax gain of $17 million on the sale of MLIM's Canadian asset management business.


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

Third Quarter Income Statement Review:

Revenues
-------


    Net revenues were $5.1 billion, 16% higher than the 2002 third quarter.

    Asset management and portfolio service fees were $1.2 billion, down 3% from the third quarter of 2002 but up 3% from the 2003 second quarter. These variances are due primarily to changes in portfolio servicing fees, a large portion of which are calculated on beginning-of-period asset values.

    Commission revenues were $1.1 billion, up 7% from the 2003 second quarter and essentially unchanged from the year-ago period. The increase from the second quarter is due primarily to increased mutual fund and equity commissions.

    Principal transactions revenues increased 87% from the 2002 third quarter, to $705 million, due primarily to increased debt and equity markets trading revenues. Principal transactions and net interest revenues in GMI are closely related and need to be analyzed in aggregate to understand the changes in net trading revenues.

    Net interest profit was $1.1 billion, up 9% from the 2002 third quarter, due to a more favorable yield curve environment.

    Underwriting revenues were $545 million, 66% higher than the 2002 third quarter, due primarily to increased equity underwriting revenues. Strategic advisory revenues of $133 million declined 18% from the 2002 third quarter due to reduced activity levels.

    Other revenues were $300 million, up $135 million from the 2002 third quarter due to increased revenues from investments and sales of mortgages.



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

Expenses
--------


    Compensation and benefits expenses were 47.2% of net revenues for the third quarter of 2003, compared to 51.1% in the year-ago quarter and 50.3% in the 2003 second quarter. Compensation and benefits expenses were $2.4 billion, a 7% increase from the 2002 third quarter, due primarily to higher incentive compensation accruals related to increased revenues. Year-to-date, compensation and benefits expenses were 49.7% of net revenues, down from 51.7% in the first nine months of 2002.

    Excluding the impact of the net recoveries related to September 11 and the 2002 restructuring credit, non-compensation expenses declined 7%, or $88 million, from the 2002 third quarter to $1.2 billion.

    Details of the significant changes in non-compensation expenses from the 2002 third quarter are as follows:

    -- communications and technology costs were $352 million, down 16%, due primarily to reduced communications costs and lower technology equipment depreciation and rental costs;

    -- advertising and market development expenses were $89 million, down 29%, due primarily to lower advertising and sales promotion expenses;

    -- office supplies and postage decreased 26%, to $46 million, due to efficiency initiatives; and,

    -- the net recovery related to September 11 in the current quarter includes a partial pre-tax insurance recovery of $25 million, offset by September 11-related costs of $4 million.

    Merrill Lynch's year-to-date effective tax rate was 27.7%.



Staffing
--------

    Merrill Lynch's full-time employees totaled 47,800 at the end of the third quarter, a decline of 400 during the quarter.


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

    Ahmass Fakahany, executive vice president and chief financial officer, will host a conference call today at 10:30 a.m. EDT to discuss the company's third quarter 2003 results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers).
On-demand replay of the webcast will be available from approximately 1:00 p.m. EDT today at the same web address.

    Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 36 countries and total client assets of approximately $1.4 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets, with assets under management of $473 billion. For more information on Merrill Lynch, please visit www.ml.com.

    Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated expense savings and financial results, anticipated results of litigation and regulatory proceedings, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, affect the operations, performance, business strategy and results of Merrill Lynch and could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and certain other additional factors described in Merrill Lynch's 2002 Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.


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

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update such statements to reflect the impact of circumstances or events that arise after the date these statements were made. Readers should, however, consult any further disclosures Merrill Lynch may make in its reports filed with the SEC.

        CONTACT: Merrill Lynch & Co., Inc., New York
                 Media Relations:
                 Timothy Cobb, 212-449-9205
                 timothy_cobb@ml.com
                 Investor Relations:
                 Tina Madon, 866-607-1234
                 investor_relations@ml.com
                 Fax: 212-449-7461
                 www.ir.ml.com


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